EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF
SUBSIDIARY	INCORPORATION	D/B/A NAME

Personics Corporation	Delaware, USA	Personics Corporation

Auxilor, Inc.	Delaware, USA	Auxilor, Inc.

Datawatch International Limited	England and Wales	Datawatch International Limited

Datawatch GmbH*	Germany	Datawatch GmbH

Datawatch France SARL*	France	Datawatch France SARL

Datawatch Pty Ltd.*	Australia	Datawatch Pty Ltd.

Datawatch Europe Limited*	England and Wales	Datawatch Europe Limited

*All of the shares of capital stock of Datawatch GmbH, Datawatch France SARL, Datawatch Pty Ltd. and Datawatch Europe Limited are owned by Datawatch International Limited.